Exhibit 10.82

January 6, 2004

Mr. David L.E. Jones
President
SDR Metro
27367 Tungsten Road
Euclid, OH 44132


Dear David:

This is to confirm our agreement to extend the $600,000 payment due described in the Note between Radio Metrix Inc. and SDR Metro Inc. dated January 8, 2002 (the "Note"). Payment in full of the $600,000 will now be due on February 9, 2004.

This change in the required date of payment does not alter or extend our 180 day period for right of redemption (described in the Remedy Upon Default Agreement dated January 8th, 2002) -- in other words the "clock starts ticking" on the right of redemption period on January 9, 2004.

However, if SDR Metro receives $250,000 from us by February 8th, 2004 or earlier, you will accept that as full and final payment of the Note.

As mentioned to you last night, we invite Brent Simon to visit us in the next few weeks here in Sarasota so that we can have a "brainstorming" session with our team (on our nickel). Based upon my dinner discussion with Brent, I think that he could help to significantly accelerate and expand Invisa's development efforts. While we did not have the chance to delve into specifics, I hope that Brent would want to work with us as a paid consultant. We should finalize compensation arrangements in our first meeting.


Agreed and Accepted,


By: /s/ Herb M. Lustig                        By: /s/ David L.E. Jones
    --------------------------                    -------------------------
    Herb M. Lustig                               David L.E. Jones
    President and CEO                            President
    Invisa, Inc. (parent company of              SDR Metro, Inc.
    Radio Metrix)



/s/ Barbara J. Baker       1-07-04            /s/ Pamela S. Brooking
Barbara J. Baker                              Hendricks County
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April 30, 2006
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